Exhibit 99.3

CONSENT OF ALLEN & COMPANY LLC

We hereby consent to the inclusion in the proxy statement/prospectus forming a part of the Registration Statement of NAVTEQ Corporation on Form S-4 relating to the proposed merger involving Traffic.com, Inc., NAVTEQ Corporation, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. of our opinion dated November 5, 2006 to the Board of Directors of Traffic.com, Inc. attached as Annex C-1 to the proxy statement/prospectus and to the references to our opinion and our name under the following captions in the proxy statement/prospectus: “Summary - Opinion of Financial Advisor to Traffic.com’s Board of Directors, Allen & Company LLC, and Financial Advisor to the Special Committee of Traffic.com’s Board of Directors, Susquehanna Financial Group, LLLP,” “The Merger – Background of the Merger,” “The Merger – Traffic.com’s Reasons for the Merger; Recommendation of the Merger by the Board of Directors,” “The Merger – Opinion of Allen & Company LLC to the Traffic.com Board of Directors”.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ John Josephson
John Josephson
Managing Director
December 20, 2006